Exhibit 99.1

COLLECTORS UNIVERSE ADDED TO RUSSELL 2000 INDEX

NEWPORT BEACH, CA — July 2, 2019 — Collectors Universe, Inc. (NASDAQ: CLCT), a leading provider of value-added authentication and grading services to dealers and collectors of high-value collectibles, today announced that the Company was added to the Russell 2000® Index, when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes, effective July 1, 2019. Membership in the Russell 2000® Index, which remains in place for one year, is based on membership in the broad-market Russell 3000® Index. The stock was also automatically added to the appropriate growth and value indexes.

“Inclusion in the Russell 2000 is recognition of our progress and the growth of our business over the last 12 months,” stated Joseph Orlando, President and Chief Executive Officer of the Company. “We look forward to the additional visibility and exposure that the Company will have within the investment community that comes along with being part of the Russell 2000 Index.”

Russell US Indexes are widely used by investment managers and institutional investors for passive funds and investment products and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell US Indexes. Russell US Indexes are part of FTSE Russell’s suite of index offerings.

About Collectors Universe

Collectors Universe, Inc. is a leading provider of value-added services to the collectibles markets. The Company authenticates and grades collectible coins, trading cards, event tickets, autographs and memorabilia (“collectibles”). The Company also compiles and publishes authoritative information about United States and world coins, collectible trading cards and sports memorabilia (“collectibles”) and operates its CCE dealer-to-dealer Internet bid-ask market for certified coins and its Expos trade show and conventions business. This information is accessible to collectors and dealers at the Company's website, http://www.collectorsuniverse.com and is also published in print.

Cautionary Statements Regarding Forward Looking Information

This press release contains “forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information that is subject to change and to risks, uncertainties and various assumptions which may, due to future events outside of our control, subsequently prove to have been incorrect. The forward-looking information presented in this press release is not an assurance of future events and actual events in the future may differ materially from those described in or suggested by the forward-looking information contained in this press release.

Forward-looking statements generally (but not always) contain terms such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update or revise any of the forward-looking statements as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contact: Joseph Orlando President and Chief Executive Officer 949-567-1170 Email: jorlando@collectors.com	Joseph Wallace Senior Vice President and Chief Financial Officer 949-567-1245 Email: jwallace@collectors.com